Goosehead Insurance Agency
1500 Solana Blvd, Suite 4500
Westlake, Texas 76262
214-838-5215
214-838-5104 (fax)

P. Ryan Langston
E-mail: ryan.langston@goosehead.com
April 26, 2023

Dear Ryan,

As discussed, we are pleased to welcome you as a Special Advisor to the Board of Directors (the “Board”) of Goosehead Insurance Inc. (the “Company”). We appreciate your willingness to accept this position, and we look forward to your valuable contributions.

This letter agreement (the “Agreement”) sets forth the terms of your transition from Chief Legal Officer of the Company to Special Advisor to the Board, in your capacity as a consultant to the Company.

On June 2, 2023 (the “Transition Date”), you will transition from serving as a full-time executive and officer of the Company and provide legal, business consulting and advisory services to the Board (the “Consulting Engagement”). Until the Transition Date, you will remain an executive officer and employee of the Company and continue to perform duties as directed by our Chief Executive Officer. Until that date, you will continue to be compensated in accordance with the current terms of your employment with the Company, except that, in lieu of any equity compensation award that you might have received as an executive officer of the Company, you will receive an equity compensation award as described in the subsequent paragraph. Your 2023 annual bonus will be pro-rated to the Transition Date.

For your service as a Special Advisor to the Board, you will participate in the equity compensation portion of our director compensation program, as may be modified from time to time by the Board. Currently, our directors are granted annual stock option grants pursuant to the Company’s Amended and Restated Omnibus Incentive Plan (or its successor plan), with the next grant slated to be made on or about May 3, 2023, for which you will be eligible. You will also be entitled to reasonable, out-of-pocket expenses related to your service. You will not be eligible for the cash portion of our director compensation program, including any cash retainer.

The Company shall, as of the Effective Date, cause you to be covered as an additional insured under the Company’s directors and officers liability insurance policy, on terms and conditions no less advantageous than those provided to members of the Board. In addition, the Company will continue to indemnify you on the same terms as apply as if you were an executive officer under the Company’s Director and Executive Officer Indemnification Agreement (the “Indemnification Agreement”), dated as of April 26, 2018, between the Company and you. For purposes of such Indemnification Agreement, you shall be deemed to be in Corporate Status and treated as if you were an executive officer under that agreement with respect to any action taken (or failure to act) on your part while serving as the Special Advisor to the Board.

The Consulting Engagement is for no specific period. Each of you and the Board is free to terminate the Consulting Engagement at any time for any reason, with or without cause, upon thirty (30) calendar days written notice to the other. During your tenure as a Special Advisor to the Board, you will at all times and for all purposes be acting as an independent contractor and not as an employee of the Company. Accordingly, you will be ineligible to participate in any employee benefit plans provided by the Company to its employees, and the Company will not, on your account, (i) pay any unemployment tax or other taxes required under the law to be paid with respect to employees or (ii) withhold any monies from any compensation paid to you for income or employment tax purposes.

Please review this letter carefully. By executing the attached documents, you acknowledge that you have sought from your own advisors any investment, legal and tax advice that you considered necessary to make informed decisions regarding your service to our Board.

We are excited about you serving the Board and look forward to working with you. If you have any questions, please do not hesitate to contact us directly.

Sincerely,

/s/ Mark E. Jones

Mark E. Jones
Chairman & Chief Executive Officer

Acknowledged and agreed:

/s/ P. Ryan Langston
P. Ryan Langston